For Immediate Release                                        Exhibit 99.1
August 2, 2017

NW Natural Reports Second Quarter and Year-to-Date 2017 Results

•	Increased consolidated net income by $0.7 million to $2.7 million or $0.10 per share for the second quarter of 2017.

•	Increased consolidated net income by $4.4 million to $43.0 million or $1.50 per share for the first six months of 2017.

•	Connected over 12,700 utility customers during the past 12 months equating to a customer growth rate of 1.8%.

•	Continued construction on the $128 million North Mist Gas Storage Expansion Project.

•	Reaffirmed 2017 earnings guidance of $2.05 to $2.25 per share.

PORTLAND, ORE. — Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported earnings per share (EPS) of $0.10 on net income of $2.7 million for the second quarter of 2017, compared to $0.07 per share on net income of $2.0 million for the same period in 2016.

Consolidated net income was $43.0 million, or $1.50 per share, for the first six months of 2017, compared to net income of $38.7 million, or $1.40 per share, for the same period of 2016. Results for the first six months of 2016 included a non-cash disallowance related to the Company's environmental regulatory proceeding and the implementation of the environmental recovery mechanism. Excluding this charge(1) on a non-GAAP basis, EPS for the first six months of 2016 was $1.47 on net income of $40.7 million.

As a reminder, the utility's earnings are seasonal with the majority of its revenues generated during the winter heating season in the first and fourth quarters each year. Overall results for 2017 reflected higher utility segment earnings including additional margin from customer growth and cooler weather in 2017 compared to 2016. These favorable trends were offset by lower gas storage segment earnings primarily from decreased asset management revenues at Mist.

"Results for the quarter were solid. Customer growth continued to increase driven by a good economy, continued conversions, and increased success in the multifamily sector," said David H. Anderson, President and CEO of NW Natural. "We continued to make good progress on the construction of our North Mist Gas Storage Expansion Project — one of the largest projects in our Company's history and a very unique facility that will help facilitate the region's transition to a lower carbon future."

Construction Continues on North Mist Gas Storage Expansion Project
The North Mist Expansion Project is designed to provide long-term, no-notice underground gas storage service to support gas-fired electric generating facilities that are intended to facilitate the integration of more wind power into the region's electric generation mix. Natural gas storage enables electric generation to adjust quickly when renewable energy — like wind and solar — rises and falls. Our no-notice service is designed to allow the local electric company to draw on our North Mist facility to meet its fueling needs and rapidly respond to natural variability in wind generation.

The project remains on track to be in-service for the winter of 2018 with the heaviest construction phase occurring this year. In July we completed drilling all wells, and the compressor station is currently being assembled and tested in preparation for installation later this fall. Finally, construction continues on the 13-mile pipeline connecting the North Mist facility to Portland General Electric's Port Westward electric generating facility with construction expected to be completed later this fall. The estimated cost of the expansion remains at $128 million. The expansion will be rate-based under an established tariff when it is placed into service.

(1) Non-GAAP measure, see reconciliation below.

Second Quarter Results
The following financial comparisons are between the second quarter of 2017 and second quarter of 2016, unless otherwise noted. Individual factors below are presented on an after-tax basis using a statutory tax rate of 39.5%.

Consolidated Results
Consolidated net income increased $0.7 million or $0.03 per share primarily due to higher utility segment results from customer growth and cooler weather in 2017. Offsetting these favorable variances were lower results from our gas storage segment, which reported lower asset management revenues from Mist.

The second quarter results are summarized in the table below:

	Three Months Ended June 30,
	2017		2016		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Utility segment	$2,137	$0.07	$507	$0.02	$1,630	$0.05
Gas storage segment	756	0.03	1,439	0.05	(683)	(0.02)
Other	(164)	—	73	—	(237)	—
Consolidated net income	$2,729	$0.10	$2,019	$0.07	$710	$0.03
Diluted Shares	28,717		27,632		1,085

Utility Segment Results
Utility segment net income increased $1.6 million or $0.05 per share due to the following offsetting items:

•
a $3.1 million increase in utility margin reflecting strong customer growth and cooler weather in 2017. Weather for the second quarter of 2017 was 1% warmer than average, compared to 42% warmer than average weather for the same period in 2016; offset by

•	a $1.2 million increase in operations and maintenance expense reflecting higher payroll and benefits due to increased headcount, general salary increases, and higher health care costs.

Gas Storage Segment Results
Gas storage segment net income decreased $0.7 million or $0.02 per share primarily due to the following factors:

•	a $0.5 million decrease in gas storage primarily from lower asset management revenues from our Mist facility and transportation capacity; and

•	a $0.2 million increase in operating expenses from pipeline and compressor maintenance at our Gill Ranch facility.

Year-to-Date Results
The following financial comparisons are between the first six months of 2017 and the same period of 2016, unless otherwise noted. Individual factors below are presented on an after-tax basis using a statutory tax rate of 39.5%.

Consolidated Results
Consolidated net income increased $4.4 million or $0.10 per share primarily due to higher utility segment results from customer growth and the effects of a colder winter in 2017. In addition, 2016 results were negatively impacted by a non-cash disallowance recorded during the first quarter of 2016 related to the Company's environmental regulatory proceeding and the implementation of the environmental recovery mechanism. Offsetting these favorable variances were lower results from our gas storage segment reflecting decreased asset management revenues from Mist.

The year-to-date results are summarized in the table below:

	Six Months Ended June 30,
	2017		2016		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income:
Utility segment	$42,329	$1.47	$36,359	$1.32	$5,970	$0.15
Gas storage segment	817	0.03	2,175	0.08	(1,358)	(0.05)
Other	(107)	—	126	—	(233)	—
Consolidated net income (GAAP)	$43,039	$1.50	$38,660	$1.40	$4,379	$0.10
Adjustment for regulatory environmental disallowance(1)	—	—	1,996	0.07	(1,996)	(0.07)
Adjusted net income (non-GAAP)(1)	$43,039	$1.50	$40,656	$1.47	$2,383	$0.03
Diluted Shares	28,722		27,591		1,131

(1)
The 2016 disallowance related to the Company's compliance filing under the environmental recovery mechanism with the total pre-tax charge of $3.3 million recorded in utility other income ($2.8 million) and utility operation and maintenance expense ($0.5 million). The income tax effect of the adjustment was $1.3 million and is calculated using the combined federal and state statutory tax rate of 39.5%.

Utility Segment Results
Utility segment net income increased $6.0 million or $0.15 per share primarily due to the following offsetting items:

•
a $6.4 million increase in utility margin reflecting strong customer growth and the effects of a colder winter in 2017. Weather for the first six months of 2017 was 44% colder than 2016 and 12% colder than average. Offsetting these factors were lower gains from our gas cost incentive sharing mechanism in Oregon;

•
a $2.1 million increase in other income mainly due to the environmental interest disallowance in the first quarter of 2016 as a result of closing out the environmental docket and implementing the environmental recovery mechanism; offset by

•	a $1.7 million increase in operations and maintenance expense reflecting higher payroll and benefits due to increased headcount, general salary increases, and higher health care costs; and

•	a $1.1 million increase in depreciation expense due to planned capital expenditures for system reinforcement, facilities, and technology.

Gas Storage Segment Results
Gas storage segment net income decreased $1.4 million or $0.05 per share primarily due to the following factors:

•	a $1.0 million decrease in gas storage revenues reflecting lower asset management revenues from our Mist facility and transportation capacity; and

•	a $0.4 million increase in operating expenses from pipeline and compressor maintenance at our Gill Ranch facility.

Balance Sheet and Cash Flows
During the first six months of 2017, the Company generated $194.2 million in operating cash flow, invested $94.3 million in capital expenditures, reduced short-term debt by $53.3 million, and paid dividends of $26.9 million.

Cash provided by operations was enhanced by higher customer receipts due to the comparatively colder weather especially in the first quarter of 2017 offset by higher gas purchases. Cash outflows from investing activities increased $35.0 million in the first six months of 2017 compared to the same period in 2016 primarily due to higher capital expenditures from the North Mist Gas Storage Expansion Project. Cash outflows from financing activities decreased $56.4 million primarily due to lower short-term debt and commercial paper balances and repayments.

2017 Earnings Guidance
The Company reaffirmed 2017 earnings guidance today in the range of $2.05 to $2.25 per share. This guidance assumes customer growth from our utility segment, average weather conditions, slow recovery of the gas storage market, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant laws or regulations.

Dividend Declared
The board of directors of NW Natural declared a quarterly dividend of 47 cents per share on the Company’s common stock. The dividend will be paid on August 15, 2017 to shareholders of record on July 31, 2017. The Company’s indicated annual dividend rate is $1.88 per share.

Conference Call and Webcast
As previously reported, NW Natural will host a conference call and webcast today to discuss its second quarter and year-to-date 2017 financial and operating results.

Date and Time:	Wednesday, August 2 8 a.m. PT (11 a.m. ET)

Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110
The call will also be webcast in a listen-only format for the media and general public and can be accessed at nwnatural.com under the Investor Relations tab. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is (10110143).

About NW Natural
NW Natural (NYSE:NWN) is headquartered in Portland, Ore., and provides natural gas service to more than 730,000 residential, commercial, and industrial customers in western Oregon and southwestern Washington. NW Natural and its subsidiaries currently own and operate 31 Bcf of underground gas storage capacity in Oregon and California. Additional information is available at nwnatural.com.

Investor Contact:
Nikki Sparley
Phone: 503-721-2530
Email: n1s@nwnatural.com

Media Contact:
Melissa Moore
Phone: 503-220-2436
Email: msm@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Natural from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, goals, strategies, future events, investments, customer growth, weather, commodity and other costs, customer rates or rate recovery, customer preference, growth, adoption of renewable energy and our ability to provide effective supporting resources, environmental remediation cost recoveries, levels and pricing of gas storage contracts, gas storage development or costs or timing related thereto, financial positions, revenues, returns, and earnings and the timing thereof, dividends, performance, timing or effects of future regulatory proceedings or future regulatory approvals, regulatory prudence reviews, effects of regulatory mechanisms, including, but not limited to, SRRM, effects of changes in laws or regulations, and other statements that are other than statements of historical facts.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the Company's most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the Company's quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible for the Company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

Presentation of Non-GAAP Results
In addition to presenting the results of operations and earnings amounts in total, certain financial measures exclude the after-tax regulatory charge related to the regulatory order implementing the SRRM in 2016, which are non-GAAP financial measures. We present net income and EPS excluding the regulatory disallowance along with the GAAP measures to illustrate the magnitude of this disallowance on ongoing business and operational results. Although the excluded amounts are properly included in the determination of these items under GAAP, we believe the amount and nature of such disallowance make period to period comparisons of operations difficult or potentially confusing. Financial measures are expressed in cents per share as these amounts reflect factors that directly impact earnings, including income taxes. All references to EPS are on the basis of diluted shares. We use such non-GAAP financial measures to analyze our financial performance because we believe they provide useful information to our investors and creditors in evaluating our financial condition and results of operations.

NORTHWEST NATURAL
Consolidated Income Statement and Financial Highlights (Unaudited)
Second Quarter 2017
	Three Months Ended			Six Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	June 30,			June 30,			June 30,
	2017	2016	Change	2017	2016	Change	2017	2016	Change
Operating revenues	$136,238	$99,183	37%	$433,561	$354,712	22%	$754,816	$678,558	11%

Operating expenses:
Cost of gas	53,005	20,871	154	196,616	129,282	52	327,922	268,706	22
Operations and maintenance	38,546	35,962	7	78,966	74,901	5	154,039	142,995	8
Environmental remediation	2,611	1,893	38	9,565	6,922	38	15,941	10,435	53
General taxes	7,564	7,438	2	16,589	16,122	3	31,005	30,022	3
Depreciation and amortization	21,355	20,413	5	42,440	40,807	4	83,922	81,389	3
Total operating expenses	123,081	86,577	42	344,176	268,034	28	612,829	533,547	15
Income from operations	13,157	12,606	4	89,385	86,678	3	141,987	145,011	(2)
Other income (expense), net	958	513	87	1,839	(1,796)	(202)	3,092	(233)	(1,427)
Interest expense, net	9,717	9,718	—	19,593	19,454	1	39,267	41,074	(4)
Income before income taxes	4,398	3,401	29	71,631	65,428	9	105,812	103,704	2
Income tax expense	1,669	1,382	21	28,592	26,768	7	42,538	42,024	1
Net income	$2,729	$2,019	35	$43,039	$38,660	11	$63,274	$61,680	3

Common shares outstanding:
Average diluted for period	28,717	27,632		28,722	27,591		28,322	27,519
End of period	28,662	27,550		28,662	27,550		28,662	27,550

Per share information:
Diluted earnings per share	$0.10	$0.07		$1.50	$1.40		$2.23	$2.24
Dividends declared per share of common stock	0.47	0.4675		0.94	0.9350		1.8775	1.8675
Book value per share, end of period	30.19	29.04		30.19	29.04		30.19	29.04
Market closing price, end of period	59.85	64.82		59.85	64.82		59.85	64.82

Capital structure, end of period:
Common stock equity	54.6%	51.7%		54.6%	51.7%		54.6%	51.7%
Long-term debt	41.5	36.8		41.5	36.8%		41.5	36.8%
Short-term debt (including amounts due in one year)	3.9	11.5		3.9	11.5%		3.9	11.5%
Total	100.0%	100.0%		100.0%	100.0%		100.0%	100.0%

Utility segment operating statistics:
Customers - end of period	730,968	718,191	1.8%	730,968	718,191	1.8%	730,968	718,191	1.8%
Utility volumes - therms:
Residential and commercial sales	113,869	82,625		441,392	325,499		725,115	592,344
Industrial sales and transportation	120,774	110,308		260,890	239,983		496,681	463,887
Total utility volumes sold and delivered	234,643	192,933		702,282	565,482		1,221,796	1,056,231
Utility operating revenues:
Residential and commercial sales	$117,296	$82,509		$397,573	$320,181		$681,782	$606,185
Industrial sales and transportation	14,791	10,972		33,694	28,636		64,444	62,467
Other revenues	1,168	1,102		2,543	2,513		3,842	3,890
Less: Revenue taxes	3,160	2,448		10,989	9,091		19,009	17,290
Total utility operating revenues	130,095	92,135		422,821	342,239		731,059	655,252
Less: Cost of gas	53,005	20,871		196,616	129,282		327,922	268,706
Environmental remediation expense	2,611	1,893		9,565	6,922		15,941	10,435
Utility margin, net	$74,479	$69,371		$216,640	$206,035		$387,196	$376,111
Degree days:
Average (25-year average)	691	691		2,546	2,562		4,240	4,256
Actual	684	403	70%	2,853	1,988	44%	4,416	3,453	28%
Percent (warmer) colder than average weather	(1)%	(42)%		12%	(22)%		4%	(19)%

Gas storage segment operating statistics:
Operating revenues	$6,088	$6,992		$10,629	$12,361		$23,534	$23,081
Operating expenses	4,489	4,112		8,424	7,756		16,798	15,238

NORTHWEST NATURAL
Consolidated Balance Sheets (Unaudited)	June 30,
In thousands	2017	2016
Assets:
Current assets:
Cash and cash equivalents	$20,854	$5,463
Accounts receivable	31,908	23,353
Accrued unbilled revenue	13,896	14,175
Allowance for uncollectible accounts	(845)	(570)
Regulatory assets	37,504	49,004
Derivative instruments	1,530	7,445
Inventories	57,666	66,171
Gas reserves	16,072	15,707
Other current assets	13,419	21,312
Total current assets	192,004	202,060
Non-current assets:
Property, plant, and equipment	3,333,668	3,146,631
Less: Accumulated depreciation	973,084	932,179
Total property, plant, and equipment, net	2,360,584	2,214,452
Gas reserves	92,020	108,286
Regulatory assets	348,284	344,969
Derivative instruments	162	3,541
Other investments	68,885	67,868
Other non-current assets	3,215	1,968
Total non-current assets	2,873,150	2,741,084
Total assets	$3,065,154	$2,943,144
Liabilities and equity:
Current liabilities:
Short-term debt	$—	$152,800
Current maturities of long-term debt	61,991	24,987
Accounts payable	95,761	57,756
Taxes accrued	6,906	6,237
Interest accrued	5,966	5,793
Regulatory liabilities	28,041	27,300
Derivative instruments	4,734	3,471
Other current liabilities	31,683	35,289
Total current liabilities	235,082	313,633
Long-term debt	658,118	570,045
Deferred credits and other non-current liabilities:
Deferred tax liabilities	577,176	554,400
Regulatory liabilities	359,205	341,259
Pension and other postretirement benefit liabilities	219,718	219,049
Derivative instruments	3,466	474
Other non-current liabilities	146,960	144,285
Total deferred credits and other non-current liabilities	1,306,525	1,259,467
Equity:
Common stock	444,058	388,967
Retained earnings	428,049	417,857
Accumulated other comprehensive loss	(6,678)	(6,825)
Total equity	865,429	799,999
Total liabilities and equity	$3,065,154	$2,943,144

NORTHWEST NATURAL
Consolidated Statements of Cash Flows (Unaudited)	Six Months Ended June 30,
In thousands	2017	2016
Operating activities:
Net income	$43,039	$38,660
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	42,440	40,807
Regulatory amortization of gas reserves	8,031	7,647
Deferred income taxes	22,170	27,022
Qualified defined benefit pension plan expense	2,615	2,737
Contributions to qualified defined benefit pension plans	(7,250)	(6,120)
Deferred environmental (expenditures) recoveries, net	(6,817)	(5,521)
Regulatory disallowance of prior environmental cost deferrals	—	3,273
Amortization of environmental remediation	9,565	6,922
Other	1,268	2,121
Changes in assets and liabilities:
Receivables, net	86,065	87,271
Inventories	(3,537)	4,525
Income taxes	(5,243)	3,710
Accounts payable	(22,063)	(17,141)
Interest accrued	—	(80)
Deferred gas costs	15,325	(9,295)
Other, net	8,623	13,022
Cash provided by operating activities	194,231	199,560
Investing activities:
Capital expenditures	(94,318)	(62,153)
Other	(404)	2,453
Cash used in investing activities	(94,722)	(59,700)
Financing activities:
Repurchases related to stock-based compensation	(2,034)	(1,042)
Proceeds from stock options exercised	1,309	5,374
Change in short-term debt	(53,300)	(117,235)
Cash dividend payments on common stock	(26,919)	(25,677)
Other	(1,232)	(28)
Cash used in financing activities	(82,176)	(138,608)
Increase in cash and cash equivalents	17,333	1,252
Cash and cash equivalents, beginning of period	3,521	4,211
Cash and cash equivalents, end of period	$20,854	$5,463

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$18,011	$18,124
Income taxes paid (refunded)	9,081	(7,900)